                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (Amendment No.            )*
                                         -----------

                                   ITURF INC.
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                                (Name of Issuer)

                      Class A Common Stock, $0.01 par value
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                         (Title of Class of Securities)

                                    46575Q100
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                                 (CUSIP Number)

                                    4/23/1999
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  465765Q100                  13G               PAGE  2   OF  5  PAGES
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Names of Reporting Persons
  I.R.S. Identification Nos. of Above Persons (Entities Only)

                            Munder Capital Management
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2      Check the Appropriate Box if a Member of a Group                  (a) [ ]

(See Instructions)                                                       (b) [ ]
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3      SEC Use Only

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4      Citizenship or Place of Organization
                                               State of Delaware
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    Number of
                           5       Sole Voting Power
      Shares
                                     635,050
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                         0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                          635,050
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                           0
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9      Aggregate Amount Beneficially Owned by Each Reporting Person
                                     635,050
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10     Check if the Aggregate Amount in Row (9) Excludes Certain
       Shares                                               [  ]
      (See Instructions)
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11     Percent of Class Represented by Amount in Row (9)
                                      13.1%
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12     Type of Reporting Person (See Instructions)
                                       IA
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CUSIP NO. 465765Q100               13G                       PAGE   3 OF 5 PAGES
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ITEM 1.

         (a)      Name of Issuer:

                  ITURF INC. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:

                  435 Hudson St.
                  New York, New York  10014

ITEM 2.

         (a)      Name of Person Filing:

                  Munder Capital Management ("Munder")

         (b)      Address of Principal Business Office or, if None, Residence:

                  Munder Capital Center
                  480 Pierce Street, Suite 300
                  P.O. Box 3043
                  Birmingham, MI  48012-3043

         (c)      Citizenship:

                  Munder is a general partnership formed under the laws of the State of Delaware

         (d)      Title of Class of Securities:

                  Class A Common Stock

         (e)      CUSIP Number:

                  46575Q100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

/X/      (e)      Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940

CUSIP NO.  465765Q100              13G                    PAGE  4   OF  5  PAGES
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TEM 4.   OWNERSHIP

         (a)      Amount Beneficially Owned:

                  635,050 shares of Class A Common Stock

         (b)      Percent of Class

                  13.1%

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote:

                                 635,050 shares

                  (ii)  shared power to vote or direct the vote:

                                 0

                  (iii) sole power to dispose or to direct the disposition of:

                                 635,050 shares

                  (iv)  shared power to dispose or direct the disposition of:

                                 0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Munder is the beneficial owner of such stock on behalf of the Munder NetNet Fund, an investment company registered under the Investment Company Act of 1940 and which has the right to receive and the power to direct the receipt of dividends from, or the proceeds of the sale of, such Common Stock.

CUSIP NO. 465765Q100               13G                       PAGE  5 OF  5 PAGES
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable


ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any such transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       MUNDER CAPITAL MANAGEMENT,
                                       a Delaware general partnership


                                       By:  /s/ Terry H. Gardner
                                            --------------------

Dated:         12/9/1999               Its: Vice President and CFO
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